UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2015

Jarden Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13665	35-1828377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 North Military Trail Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 447-2520

(Former name or former address, if changed since last report.)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2015, Jarden Corporation (the “Company”) entered into restricted stock agreements with each of Martin E. Franklin, Executive Chairman, Ian G.H. Ashken, Vice Chairman and President, and James E. Lillie, Chief Executive Officer. See Item 5.02 below, which is incorporated into this Item 1.01 by reference, for a description of such restricted stock agreements.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements for Certain Officers.

(e)

On December 31, 2015, each of Messrs. Franklin, Ashken and Lillie entered into restricted stock agreements in satisfaction of the requirements of each of their respective employment agreements, as amended, pursuant to which the Company granted 394,737 shares of restricted stock (the “Franklin Performance Shares”) to Mr. Franklin (the “Franklin Agreement”), 177,632 shares of restricted stock (the “Ashken Performance Shares”) to Mr. Ashken (the “Ashken Agreement”), and 177,632 shares of restricted stock (the “Lillie Performance Shares”, and together with the Franklin Performance Shares and the Ashken Performance Shares, the “Performance Shares”) to Mr. Lillie (the “Lillie Agreement”, and together with the Franklin Agreement and the Ashken Agreement, the “Restricted Stock Agreements”). The Performance Shares were granted under the Company’s 2013 Stock Incentive Plan (the “2013 Plan”).

In accordance with the terms of the Restricted Stock Agreements, the restrictions contained therein on the Performance Shares will lapse on the last day of any five consecutive trading day period during which the average closing price of the Company’s common stock on the New York Stock Exchange (or such other securities exchange on which the Company’s common stock may then be traded) equals or exceeds fifty nine dollars and ninety-eight cents ($59.98) per share. As described in the Restricted Stock Agreements, unless the Company is the surviving entity in a Change of Control of the Company (as defined in Messrs. Franklin, Ashken and Lillie’s respective employment agreements) and the Performance Shares continues to be outstanding after the Change of Control of the Company on substantially the same terms and conditions as were applicable immediately prior to the Change of Control of the Company, the Performance Shares will automatically be cancelled in exchange for a restricted stock award (or other like instrument) (the “Replacement Award”) covering a number of shares of the ultimate parent company of the surviving entity following the Change of Control of the Company, rounded up to the nearest whole share, with an aggregate Fair Market Value (as defined in the 2013 Plan) as of December 31, 2015 equal to the aggregate Fair Market Value of the Performance Shares subject to the Restricted Stock Agreement as of December 31, 2015. In the event that a Replacement Award is issued, the shares of the acquiring company that are subject to the Replacement Award shall become vested on the last day of any five consecutive trading day period during which the average closing price of the shares of the acquiring company on the primary securities exchange on which such shares may then be traded equals or exceeds a price per share that is 5% or more higher than the closing price of the shares of the acquiring company on December 31, 2015.

In the event any of Messrs. Franklin’s, Ashken’s or Lillie’s employment is terminated by the Company or voluntarily by such executive, other than a Termination for Cause (as defined in Messrs. Franklin, Ashken and Lillie’s respective employment agreements), all such unvested Performance Shares issuable pursuant to his Restricted Stock Agreement shall continue to remain outstanding and subject to the terms of his Restricted Stock Agreement as if his service with the Company had continued.

Copies of the Franklin Agreement, the Ashken Agreement and the Lillie Agreement are attached to this report as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference as though fully set forth herein. The foregoing summary description of the Restricted Stock Agreements is not intended to be complete and is qualified in its entirety by the complete text of the respective Restricted Stock Agreements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Restricted Stock Agreement, dated December 31, 2015, between the Company and Martin E. Franklin.

10.2	Restricted Stock Agreement, dated December 31, 2015, between the Company and Ian G.H. Ashken.

10.3	Restricted Stock Agreement, dated December 31, 2015, between the Company and James E. Lillie.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2016

JARDEN CORPORATION

By:	/s/ John E. Capps
	Name:	John E. Capps
	Title:	Executive Vice President – Administration, General Counsel and Secretary

Exhibit Index

Number	Exhibit

10.1	Restricted Stock Agreement, dated December 31, 2015, between the Company and Martin E. Franklin.

10.2	Restricted Stock Agreement, dated December 31, 2015, between the Company and Ian G.H. Ashken.

10.3	Restricted Stock Agreement, dated December 31, 2015, between the Company and James E. Lillie.